Exhibit 5.1

March 27, 2025

RELX Capital Inc.
RELX PLC
4.750% Notes due 2030
5.250% Notes due 2035

Ladies and Gentlemen:

We have acted as U.S. counsel to RELX Capital Inc., a Delaware corporation (the “Issuer”) and RELX PLC, a public limited company incorporated in England and Wales (the “Guarantor”), in connection with the public offering and sale by the Issuer of $750 million aggregate principal amount of 4.750% Notes due 2030 (the “2030 Notes”) and $750 million aggregate principal amount of 5.250% Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes, the “Notes”) of the Issuer (the “Debt Securities”) and guarantees of the Debt Securities by the Guarantor (the “Guarantees”).  The Debt Securities will be issued under an indenture, dated as of May 9, 1995, as amended and supplemented (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent and securities registrar, in accordance with the Underwriting Agreement, dated March 24, 2025 (the “Underwriting Agreement”), among the Issuer, the Guarantor and BofA Securities Inc., Barclays Capital Inc., ING Financial Markets LLC, Lloyds Securities Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named in Schedule 1 of the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Issuer, as filed with the Secretary of State of Delaware on April 14, 2015; (b) the Amended and Restated Bylaws of the Issuer, as adopted on April 21, 2015; (c) resolutions adopted by the Board of Directors of the Issuer on February 26, 2025; (d) the Registration Statement on Form F-3 (Registration Number 333-264569) filed on April 29, 2022 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”); (e) the Indenture and (f) the Officers’ Certificate of the Issuer dated as of March 27, 2025, establishing the terms of the Notes and the Guarantees and the form of Notes and Guarantees included therein.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.  We have also assumed that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee thereunder.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.
When the Debt Securities have been duly authenticated by the Trustee in accordance with the provisions of the Indenture and upon payment of the consideration therefor provided for in the Underwriting Agreement, such Debt Securities will be validly issued and constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.
When the Debt Securities underlying the Guarantees have been duly authenticated by the Trustee in accordance with the provisions of the Indenture and upon payment of the consideration therefor provided for in the Underwriting Agreement, the Guarantees will constitute the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the laws of England and Wales.  For purposes of our opinion, we have assumed that (i) the Guarantor has been duly incorporated and is a validly existing company under the laws of England and Wales and (ii) the Indenture and the Guarantees have been duly authorized, executed and delivered by the Guarantor.  With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Freshfields LLP, English counsel to the Issuer and the Guarantor, which is being delivered to you and filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

RELX Capital Inc.
1105 North Market Street, Suite 501
Wilmington, Delaware 19801

RELX PLC
1-3 Strand
London WC2N 5JR
England

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